Exhibit 99.1

Rose Rock Midstream, L.P. Reports First Quarter 2013 Results
First Quarter Adjusted EBITDA Increased 66% Over Previous Quarter

Tulsa, OK - May 8, 2013 - Rose Rock Midstream, L.P. (NYSE: RRMS) today announced its financial results for the three months ended March 31, 2013.

“The year is off to a tremendous start and we are pleased to report a strong quarter which positions us to deliver on our full-year expectations,” said Norm Szydlowski, chief executive officer of Rose Rock Midstream's general partner. “Demand for our assets and services remains strong and we have good visibility for continued growth.”

Rose Rock Midstream reported first quarter 2013 Adjusted EBITDA of $16.4 million, up 66% from the fourth quarter 2012 of $9.9 million, and up 43% from the first quarter 2012 of $11.4 million.
First Quarter Highlights

•	As previously announced, on January 11, 2013, Rose Rock Midstream acquired a 33.3% interest in SemCrude Pipeline, L.L.C., which owns 51% of White Cliffs Pipeline, L.L.C.;

•	Received $2.9 million in cash distributions from ownership in White Cliffs pipeline; and

•	Crude marketing margins increased due to improved crude oil market conditions.

Adjusted gross margin was $22.3 million for the first quarter 2013, up 16% from the fourth quarter 2012 of $19.2 million and 15% above first quarter 2012 Adjusted gross margin of $19.4 million. Adjusted gross margin and Adjusted EBITDA, which are non-GAAP measures, are reconciled to their most directly comparable GAAP measures below.

First quarter 2013 net income totaled $12.0 million, compared to $4.6 million for the fourth quarter 2012 and $7.8 million for the first quarter 2012.

Rose Rock Midstream's distributable cash flow for the three months ended March 31, 2013 was $12.7 million. On April 25, 2013, Rose Rock Midstream increased the partnership's quarterly cash distribution to $0.43 per unit from $0.4025 per unit, effective for the first quarter 2013, resulting in an annualized distribution of $1.72 per unit. This is a 7% increase over the fourth quarter 2012 and marks the fifth consecutive increase in the quarterly cash distribution to RRMS limited partner unitholders. The distribution will be paid on May 15, 2013 to all unitholders of record on May 6, 2013. Distributable cash flow, which is a non-GAAP measure, is reconciled to its most directly comparable GAAP measure below.

2013 Guidance
Rose Rock Midstream reaffirms 2013 Adjusted EBITDA guidance of $56 million to $60 million, an increase of approximately 47% over 2012 results of $39.5 million, primarily due to the acquisition of a partial interest in January 2013 in the White Cliffs Pipeline. The partnership is on target to deploy $60 million in capital expenditures in 2013 and to achieve a 2013 distribution growth rate of approximately15% year-over-year.

Earnings Conference Call
Rose Rock Midstream will host a joint conference call with SemGroup® Corporation (NYSE: SEMG) for investors tomorrow, May 9, 2013, at 11 a.m. EDT. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 34090290. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream's Investor Relations website at ir.rrmidstream.com. A replay of the webcast will also be

Exhibit 99.1

available for a year following the call at ir.rrmidstream.com on the Calendar of Events-Past Events page. The first quarter 2013 earnings slide deck will be posted under Presentations.

About Rose Rock Midstream
Rose Rock Midstream, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Non-GAAP Financial Measures
This Press Release and the accompanying schedules include the non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA and distributable cash flow, which may be used periodically by management when discussing our financial results with investors and analysts.  The accompanying schedules of this Press Release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted gross margin, Adjusted EBITDA and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of our business.

Operating income (loss) is the GAAP measure most directly comparable to Adjusted gross margin, net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted gross margin, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitation of Adjusted gross margin, Adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP measures, understanding the differences between Adjusted gross margin, Adjusted EBITDA and distributable cash flow, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements.”
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject

Exhibit 99.1

to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay the minimum quarterly distribution; any sustained reduction in demand for crude oil in markets served by our midstream assets; our ability to obtain new sources of supply of crude oil; competition from other midstream energy companies; our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facility; our ability to access credit markets; our ability to renew or replace expiring storage contracts; the loss of or a material nonpayment or nonperformance by any of our key customers; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; our failure to comply with new or existing environmental laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
roserockir@rrmidstream.com

Media:
Kiley Roberson
918-524-8594
kroberson@rrmidstream.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	March 31, 2013	December 31, 2012
ASSETS
Current assets	$259,784	$250,617
Property, plant and equipment, net	295,384	291,530
Equity method investment	54,459	—
Other noncurrent assets, net	3,992	2,579
Total assets	$613,619	$544,726

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$234,266	$231,843
Long-term debt	152,556	4,562
Total liabilities	386,822	236,405

Total partners' capital	226,797	308,321
Total liabilities and partners' capital	$613,619	$544,726

Exhibit 99.1

Condensed Consolidated Statements of Income
(in thousands, except per unit amounts, unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Revenues, including revenues from affiliates:
Product	$158,728	$169,386	$140,344
Service	12,504	10,334	11,386
Other	—	(5)	—
Total revenues	171,232	179,715	151,730

Expenses, including expenses from affiliates:
Costs of products sold, exclusive of depreciation and amortization	148,451	160,508	134,119
Operating	5,418	5,227	6,156
General and administrative	3,561	2,703	3,253
Depreciation and amortization	3,507	2,967	3,099
Total expenses	160,937	171,405	146,627

Earnings from equity method investment	3,453	—	—

Operating income	13,748	8,310	5,103

Other expenses (income):
Interest expense	1,754	480	505
Other expense (income), net	—	72	(3)
Total other expenses, net	$1,754	$552	$502
Net income	$11,994	$7,758	$4,601

Net income allocated to general partner	$281	$155	$92
Net income allocated to common unitholders	$6,767	$3,801.5	$2,254.5
Net income allocated to subordinated unitholders	$4,773	$3,801.5	$2,254.5
Net income allocated to Class A unitholders	$173	$—	$—
Earnings per limited partner unit:
Common unit (basic and diluted)	$0.59	$0.45	$0.27
Subordinated unit (basic and diluted)	$0.57	$0.45	$0.27
Class A unit (basic and diluted)	$0.16	$—	$—
Basic weighted average number of limited partner units outstanding:
Common units	11,465	8,390	8,390
Subordinated units	8,390	8,390	8,390
Class A units	1,097	—	—
Diluted weighted average number of limited partner units outstanding:
Common units	11,491	8,390	8,411
Subordinated units	8,390	8,390	8,390
Class A units	1,097	—	—

Exhibit 99.1

Non-GAAP Reconciliations

(in thousands, unaudited)	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Reconciliation of operating income to Adjusted gross margin:
Operating income	$13,748	$8,310	$5,103
Add:
Operating expense	5,418	5,227	6,156
General and administrative	3,561	2,703	3,253
Depreciation and amortization	3,507	2,967	3,099
Less:
Earnings from equity method investment	3,453	—	—
Unrealized gain (loss) on derivatives, net	468	(146)	(1,628)
Adjusted gross margin	$22,313	$19,353	$19,239

Reconciliation of net income to Adjusted EBITDA:
Net income	$11,994	$7,758	$4,601
Add:
Interest expense	1,754	480	505
Depreciation and amortization	3,507	2,967	3,099
Cash distributions from equity method investment	2,892	—	—
Non-cash equity compensation	143	61	90
Gain on sale of assets	—	—	(57)
Less:
Earnings from equity method investment	3,453	—	—
Impact from derivative instruments:
Total gain (loss) on derivatives, net	(544)	(1,125)	491
Total realized (gain) loss (cash flow) on derivatives, net	1,012	979	(2,119)
Non-cash unrealized gain (loss) on derivatives, net	468	(146)	(1,628)
Adjusted EBITDA	$16,369	$11,412	$9,866

Reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:
Net cash provided by (used in) operating activities	$9,915	$(240)	$(428)
Less:
Changes in assets and liabilities	(4,898)	(11,257)	(9,887)
Add:
Interest expense, excluding amortization of debt issuance costs	1,556	395	407
Adjusted EBITDA	$16,369	$11,412	$9,866

Exhibit 99.1

Non-GAAP Reconciliations (Continued)

(in thousands, unaudited)	Three Months Ended
	March 31,			December 31,
	2013		2012	2012
Reconciliation of net income to distributable cash flow:
Net income	$11,994		$7,758	$4,601
Add:
Interest expense	1,754		480	505
Depreciation and amortization	3,507		2,967	3,099
EBITDA	17,255		11,205	8,205
Add:
Gain on sale of assets	—		—	(57)
Cash distribution from equity method investment	2,892		—	—
Non-cash equity compensation	143		61	90
Less:
Earnings from equity method investment	3,453		—	—
Unrealized gain (loss) on derivatives, net	468		(146)	(1,628)
Adjusted EBITDA	$16,369		$11,412	$9,866
Less:
Cash interest expense	1,556		394	406
Maintenance capital expenditures	2,071		476	1,633
Distributable cash flow	$12,742		$10,542	$7,827

Distribution declared	$8,941	(1)	$6,378	$8,331

Distribution coverage ratio	1.43x		1.65x	0.94x

(1) The distribution declared April 25, 2013 represents $0.43 per unit, or $1.72 per unit on an annualized basis. This is a 6.8% increase over the prior quarter.

Exhibit 99.1

2013 Adjusted EBITDA Guidance
(in millions, unaudited)
	Guidance
	Low	High
Net income	$26.7	$32.2
Add: Interest expense	12.3	11.3
Add: Depreciation and amortization	13.5	13.0
EBITDA	$52.5	$56.5
Non-Cash Adjustments	3.5	3.5
Adjusted EBITDA	$56.0	$60.0

Non-Cash Adjustments
Remove earnings from equity method investment	$(14.0)	$(16.0)
Include cash distributions from equity method investment	17.0	19.0
Non-cash equity compensation	0.5	0.5
Non-Cash Adjustments	$3.5	$3.5